Exhibit 99.1.



Outlook

     The outlook regarding Marathon's upstream revenues and income is largely dependent upon future prices and volumes of liquid hydrocarbons and natural gas. Prices have historically been volatile and have frequently been affected by unpredictable changes in supply and demand resulting from fluctuations in worldwide economic activity and political developments in the world's major oil and gas producing and consuming areas. Any significant decline in prices could have a material adverse effect on the Company's results of operations. A prolonged decline in such prices could also adversely affect the quantity of crude oil and natural gas reserves that can be economically produced and the amount of capital available for exploration and development.

     In 2002, worldwide production is expected to average 430,000 barrels of oil equivalent per day, split evenly between liquid hydrocarbons and natural gas, including Marathon's proportionate share of equity investee's production and future acquisitions.

     On January 3, 2002, Marathon completed its acquisition of CMS Energy's interests in Equatorial Guinea. For a total cash consideration of $993 million, excluding working capital adjustments, Marathon acquired:

     * a 52.4 percent interest in, and operations of, the offshore Alba Block, which contains the currently producing Alba gas field as well as undeveloped oil and gas discoveries and several possible exploration prospects;

     * a 37.6 percent interest in the adjacent offshore Block D;

     * a 52.4 percent interest in an onshore condensate separation facility;

     * a 45 percent interest in a joint venture onshore methanol production plant;

     * a 43.2 percent interest in an onshore liquefied petroleum gas processing plant.

     In 2002, Marathon plans to drill, or complete drilling operations on, three or four deepwater wells in the Gulf of Mexico, including the appraisal of the Ozona Deep discovery.

     Other major upstream projects, which are currently underway or under evaluation and are expected to improve future income streams, include:

     * Norway,   where  Marathon  has  completed  the  acquisition  of   various
       interests in five licenses in the Norwegian sector of the North Sea;

     * Alaska, where Marathon recently had a natural gas discovery on the Ninilchik Unit on the Kenai Peninsula. Additional drilling is planned in 2002.

     * Angola, where Marathon expects to participate in the drilling of up to three exploration wells during 2002.

     On February 28, 2002, Marathon announced proposed plans for a major liquefied natural gas ("LNG") re-gasification and power generation complex near Tijuana in the Mexican State of Baja California. The proposed complex would consist of a LNG marine terminal, an off-loading terminal, onshore LNG re-gasification facilities, and pipeline infrastructure necessary to transport the natural gas. In addition, a 400 megawatt natural gas-fired power generation plant would be constructed on the site. The complex would supply natural gas and electricity for local use as well as for export to Southern California. Completion and potential start-up is projected for 2005.

     On February 28, 2002, Marathon announced plans to lead an initiative for a new North Sea natural gas pipeline designed to provide additional gas for the U.K. market. The proposed 675 kilometer dry natural gas pipeline would connect the Norwegian Heimdal area of the North Sea to Bacton, on the southeast coast of the U.K. The pipeline would pass through the Brae complex and pass adjacent to other large gas processing/transportation facilities in the U.K. North Sea. The pipeline would terminate at or near the existing Bacton Terminal. The pipeline would allow gas to be aggregated from numerous U.K. and Norwegian North Sea producers for transportation to Bacton where it would then be sold to commercial, industrial and residential customers. Marathon estimates that the pipeline could begin operations in 2005.



     On April 8, 2002, Marathon announced it had experienced and contained a well-control event caused by an influx of gas at Marathon's Annapolis deepwater exploratory well off shore Nova Scotia. The Annapolis B-24 well is located 215 miles south of Halifax in 5,700 feet of water. Drilling of the well was suspended on March 24 when the gas influx occurred at an intermediate well depth of 11,469 feet. The well has been plugged and abandoned for mechanical reasons and drilling has commenced on a new Annapolis G-24 well located approximately 1,633 feet NNE of the previous surface location. Marathon holds a 30 percent interest in the Annapolis prospect and serves as operator.

     On April 11, 2002, Marathon announced it signed a definitive agreement with XTO Energy Inc. ("XTO"), whereby Marathon will exchange certain oil and gas properties in east Texas and north Louisiana for XTO coalbed methane assets in the Powder River Basin of northern Wyoming and southern Montana. These assets will allow Marathon to leverage its expertise in coalbed methane development in this core area. The transaction is expected to close May 1, 2002. In addition, XTO will purchase Marathon's production interests in the San Juan Basin of New Mexico for $43 million and this transaction is expected to close July 1, 2002. As a result of the asset trade, Marathon is expected to add some 110 billion cubic feet of proven reserves in the Powder River Basin. Marathon also expects to reduce per-unit operating expenses by leveraging economies of scale in this core area. The overall effect on 2002 worldwide annual production is expected to be neutral or slightly incremental. These agreements are part of a trade auction announced in late February to market selected properties in a competitive process designed to establish a greater presence in core areas where Marathon's size, infrastructure and regional expertise will create additional value. Additional trade transactions are also being pursued.

     On April 17, 2002, the U.K. announced a proposed supplementary 10 percent tax on profits from North Sea oil and gas production. Marathon has approximately 19 percent of current year production coming from the UK. If enacted as proposed the potential effects of these tax changes could add approximately 2 percentage points to Marathon's effective tax rate, excluding a one-time non-cash deferred tax catch-up adjustment.

     The above discussion includes forward-looking statements with respect to the timing and levels of Marathon's worldwide liquid hydrocarbon and natural gas production, the exploration drilling program, the planned construction of LNG and pipeline facilities, the anticipated closing for the exchange of oil and gas properties for coalbed methane assets and sale of production assets, additional reserves and reductions in operating expenses. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas production and the exploration drilling program include acts of war or terrorist acts and the governmental or military response, pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability and other geological, operating and economic considerations. Some factors that could affect the planned construction of the LNG re-gasification, power generation and related facilities, as well as the North Sea pipeline transportation and related facilities, include, but are not limited to, unforeseen difficulty in the negotiation of definitive agreements among project participants, identification of additional participants to reach optimum levels of participation, inability or delay in obtaining necessary government and third-party approvals, arranging sufficient project financing, unanticipated changes in market demand or supply, competition with similar projects and environmental and permitting issues. Additionally, the LNG project could be impacted by the availability or construction of sufficient LNG vessels. The forward-looking information related to the exchange of oil and gas properties for coalbed methane assets and sale of production assets, reserve additions and anticipated operating expense reduction is based on certain assumptions, including, among others, closing of the transactions, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.

     Marathon's  downstream income is largely dependent upon  the  refining  and wholesale marketing margin for refined products, the retail gross margin for gasoline and distillates, and the gross margin on retail merchandise sales. The refining and wholesale marketing margin reflects the difference between the wholesale selling prices of refined products and the cost of raw materials refined, purchased product costs and manufacturing expenses. Refining and wholesale marketing margins have been historically volatile and vary with the level of economic activity in the various marketing areas, the regulatory climate, the seasonal pattern of certain product sales, crude oil costs, manufacturing costs, the available supply of crude oil and refined products, and logistical constraints. The retail gross margin for gasoline and distillates reflects the difference between the retail selling prices of these products and their wholesale cost, including secondary transportation. Retail gasoline and distillate margins have also been historically volatile, but tend to be countercyclical to the refining and wholesale marketing margin. Factors affecting the retail gasoline and distillate margin include seasonal demand fluctuations, the available wholesale supply, the level of economic activity in the marketing areas and weather situations that impact driving conditions. The gross margin on retail merchandise sales tends to be less volatile than the retail gasoline and distillate margin. Factors affecting the gross margin on retail merchandise sales include consumer demand for merchandise items and the level of economic activity in the marketing area.

     At its Catlettsburg, Kentucky refinery, MAP has initiated a multi-year integrated investment program to upgrade product yield realizations and reduce fixed and variable manufacturing expenses. This program involves the expansion, conversion and retirement of certain refinery processing units which, in addition to improving profitability, will reduce the refinery's total gasoline pool sulfur below 30 ppm, thereby eliminating the need for additional clean fuels program investments at the refinery. The project is expected to be completed in 2004.

     MAP is working to improve its logistics network, and Marathon Ashland Pipe Line LLC has been designated operator of the Centennial Pipeline, owned jointly by Panhandle Eastern Pipe Line Company, a subsidiary of CMS Energy Corporation, MAP, and TE Products Pipe Line Company, Limited Partnership. The new pipeline, which connects the Gulf Coast refiners with the Midwest market, has the capacity to transport approximately 210,000 barrels per day of refined petroleum products and began deliveries of refined products on April 4, 2002.

     A MAP subsidiary, Ohio River Pipe Line LLC ("ORPL"), plans to build a pipeline from Kenova, West Virginia to Columbus, Ohio. ORPL is a common carrier pipeline company and the pipeline will be an interstate common carrier pipeline. The pipeline is currently known as Cardinal Products Pipe Line and is expected to initially move about 50,000 barrels per day of refined petroleum into the central Ohio region. As of December 2001, ORPL has secured all of the rights-of-way required to build the pipeline. Applications for the remaining construction permits have been filed. Construction is currently planned for summer 2002 pending receipt of permits, with start-up of the pipeline expected to follow in the first half of 2003.

     The above discussion includes forward-looking statements with respect to the Catlettsburg refinery and the Cardinal Products Pipe Line system. Some factors that could potentially cause the actual results from the Catlettsburg investment program to differ materially from current expectations include the price of petroleum products, levels of cash flows from operations, obtaining the necessary construction and environmental permits, unforeseen hazards such as weather conditions and regulatory approval constraints. Some factors that could impact the Cardinal Products Pipe Line include obtaining the necessary permits and completion of construction. These factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.